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Exhibit 10.25

2003 EXECUTIVE INCENTIVE PLAN

        This document contains the terms and conditions of the Fiscal Year 2003 Executive Incentive Plan (hereinafter called the "Plan") of The Sports Authority (hereinafter called the "Company") effective February 2, 2003.

I.     Objectives

        The objectives of the Executive Incentive Plan are to:

A.
improve Company and individual performance through annual financial incentives which provide rewards to executives whose activities significantly affect the Company's growth and profitability;

B.
support the Company's planning efforts and encourage cooperation and group effort towards the attainment of business goals;

C.
help attract and retain outstanding executives.

II.    Eligibility

        Eligibility under the Plan is limited to Executives as approved annually by the Chief Executive Officer of the Company and the Board of Directors. The following positions are eligible under the 2003 Executive Incentive Plan:

Chairman & CEO
President & Chief Merchandising Officer
Vice Chairman & Chief Administrative Officer
Executive Vice President—Store Operations

See Section VI "Administration" for further eligibility information.

Total Incentive Target Opportunities

        All amounts are expressed as a percentage of assigned salary grade midpoint for FY2003.

Grade	Target %
76	50%
77	55%
79	70%

III.  Performance Criteria

        The performance criteria used under the Plan for determining annual incentive awards will be based on corporate measures as approved by the Board of Directors. Performance Criteria and their weighting for the Plan are:

Performance Criteria	Weight
Actual pre-tax Earnings per Share (EPS) for Fiscal Year 2003 vs. Budgeted pre-tax EPS Fiscal Year 2003	80%
Actual Comp Sales for Fiscal 2003 vs. Budgeted Comp Sales for Fiscal 2003	10%
(Shrink)	10%

        A matrix displaying the target, as well as the minimum and maximum attainment as a percentage of the target, is included as Appendix 1.

        For the Plan to be funded the Company must achieve the EPS Threshold.

IV.    Determination of Awards

        After the close of the fiscal business plan year a determination of awards will be made.

V. Payment of Awards

        Awards will be paid as soon as practical following the end of the fiscal business year. Incentive payments will be made through payroll, less legally required and voluntary deductions.

VI.   Administration

A.
Newly eligible participants will receive pro-rated payments, based on full months of participation. Participants transferring to an ineligible position within The Sports Authority may be considered for a pro-rata award for that portion of the year in which he or she was functioning in an eligible position for the incentive award.

B.
A participant's 2003 annual performance rating must be above 2.50 to be eligible for the Plan.

C.
The Participant must be an active employee of The Sports Authority on the date on which incentive payments are made, and not have given notice of intention to resign from The Sports Authority, to be eligible to receive payment.

D.
A participant whose employment with the Company is terminated due to retirement, permanent disability or death will be eligible for a pro-rated share, based on the full weeks worked in the fiscal year in which such termination occurred. Such payment will be calculated and paid at the same time as all other payments under the Plan are calculated and paid.

E.
A participant whose employment is terminated for any reason other than retirement, permanent disability or death will not be eligible for an incentive award for the fiscal year in which his/her service is terminated. Additionally, such terminating employee will not be eligible for payment of an incentive award for any prior fiscal year when notice of termination is given by the employee prior to such time as awards for that prior year are paid. In the case of death, the payment will be made to the participant's estate.

F.
Time in Position, expressed in full weeks, will be used to prorate payments of newly eligible/hired employees. Plan calculations will be done based on Time in Position report generated from the Payroll/HR system. Changes to these calculations will be made only in exceptional circumstances, when it can be demonstrated that there is a bona fide reason the system is incorrect. Appeals of calculations can be addressed to the Senior Vice President, Human Resources.

G.
Leaves of Absence

An eligible employee who is on a Company approve leave of absence longer than 4 weeks during the Plan Year will be eligible for an incentive on a pro-rata basis based on the number of full weeks worked in the incentive eligible position.

H.
Participation in the Plan does not in any way represent an explicit or implied right to receive an incentive award payment pursuant to the terms of the Plan.

I.
Incentive Award payments are based on the sole discretion of the Compensation Committee of the Board and may be increased, reduced or canceled based on the recommendation of the Chief Executive Officer.

J.
No participant has any right to an incentive award payment until such payment has been authorized by the Compensation Committee of the Board.

K.
Incentive award payments will be computed on the basis of the Company's financial statements prepared in accordance with acceptable accounting practices. Financial statements and resulting incentive award payments will be subject to audit by the Company's certified public accountants.

L.
The Compensation Committee of the Board shall have full power and final authority to construe, interpret and administer the Plan and determine all questions as to the status and rights of participants under the Plan.

M.
The Board of Directors of the Company and its committees and management are not liable for any action taken or omitted under the Plan because of their reliance on financial statements and computations.

N.
No benefit payable under the Plan shall be subject in any manner to assignment, sale, transfer, pledge, garnishment, attachment, execution, sequestration, levy or any other legal or equitable encumbrance or process of any kind, and any attempt to do so shall be void and of no force or effect.

O.
Participation in the plan does not alter the nature of the participant's employment relationship nor does it represent an employment contract.

P.
The Chief Executive Officer of the Company may award discretionary incentive awards.

VII. Amendments and Termination

        The Board of Directors may at any time, or from time to time, amend, suspend or terminate the Plan, including the current Plan year, with or without prior notice.

VIII.     Definitions

        As used in the Plan, the terms below shall have the following meanings ascribed to them:

A.
"Award" and "Incentive Award" shall mean a payment made to a Participant pursuant to Plan provisions contingent upon or measured by the attainment of the specified performance objective.

B.
"Board" shall mean the Board of Directors of The Sports Authority, Inc.

C.
"Company" shall mean The Sports Authority, Inc., or any successor company or subsidiary company designated by the Board for which employees could be included in the Plan.

D.
"Disability" shall mean permanent disability as determined by the Compensation Committee in accordance with standards and procedures similar to those under The Sports Authority's long-term disability plan.

E.
"Participant" shall mean an employee of the Company, who is granted an award under the plan.

F.
"Retirement" shall mean the voluntary termination of employment by an employee at or after the age of 65 for reasons other than the violation of company policy or unsatisfactory performance.

        APPENDIX 1    2003 Executive Incentive Plan Criteria Targets and Weighting

        ACKNOWLEDGEMENT FORM

        I acknowledge that I have received a copy of the Fiscal Year 2003 Executive Incentive Plan and that I am expected to read and understand its content. I understand that participation in this Plan does not change the "at-will" nature of my employment with The Sports Authority and is not a guarantee that any payment will be made to me under the plan. I also understand that if I fail to meet the eligibility requirements and conditions specified in the Executive Incentive Plan I will not receive an incentive plan payout.

Signature	Date

Print Name	Social Security #

Please return this form to Corporate Human Resources. Thank you.

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  Exhibit 10.25